Silberstein Unga, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

June 5, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Harmonic Energy, Inc.

London, United Kingdom

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to incorporation by reference in the Form S-8, Registration Report under the Securities Act of 1933, filed by Harmonic Energy, Inc. of our report dated November 9, 2012, relating to the financial statements of Harmonic Energy, Inc. as of and for the years ending July 31, 2012 and 2011 and the period from inception through July 31, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC